Exhibit 99.1

News Release
Contact: Investor Relations (281) 776-7575 ir@tailoredbrands.com Julie MacMedan, VP, Investor Relations Tailored Brands, Inc.

For Immediate Release

TAILORED BRANDS PROMOTES BRUCE THORN

TO PRESIDENT AND CHIEF OPERATING OFFICER

FREMONT, CA — March 22, 2017 — Tailored Brands, Inc. (NYSE: TLRD) today announced that Bruce Thorn has been promoted to president and chief operating officer, effective immediately.

Mr. Thorn joined Tailored Brands as executive vice president, chief operating officer, in June 2015.  He oversees the Company’s supply chain, store operations, information technology, strategic planning, omni-channel initiatives, and human resources, among other areas.  Mr. Thorn will continue to serve on the Company’s executive committee and report to Tailored Brand’s Chief Executive Officer Doug Ewert.

“Bruce has been instrumental in driving Tailored Brands’ operational excellence initiatives through a period of tremendous change for our Company,” said Mr. Ewert.  “Under his stewardship, we right-sized our store base, optimized our supply chain and cost structure and strengthened our omni-channel capabilities. We look forward to his ongoing leadership as we continue to innovate the men’s specialty store experience at Tailored Brands.”

Prior to joining Tailored Brands, Thorn was employed by PetSmart, Inc. in various positions, most recently as executive vice president, store operations, services and supply chain.  Prior to joining PetSmart, Inc., he served in various leadership roles with Gap, Inc., Cintas Corporation, LESCO, Inc. and The United States Army.

Tailored Brands, Inc. is a leading authority on helping men dress for work, special occasions and everyday life.  We serve our customers through an expansive omni-channel network that includes over 1,600 locations in the U.S. and Canada as well as our branded e-commerce websites.  Our brands include Men’s Wearhouse, Jos. A. Bank, Joseph Abboud, Moores Clothing for Men and K&G.  We also operate an international corporate apparel and workwear group consisting of Dimensions, Alexandra and Yaffy in the United Kingdom and Twin Hill in the United States.

For additional information on Tailored Brands, please visit the Company’s websites at www.tailoredbrands.com, www.menswearhouse.com, www.josbank.com,  www.josephabboud.com, www.mooresclothing.com, www.kgstores.com, www.mwcleaners.com, www.dimensions.co.uk, www.alexandra.co.uk. and www.twinhill.com.